EXHIBIT 12.1

April 14, 2020

Board of Directors

575 Lexington Ave.

Fourth Floor

New York, NY  10022

Re: Offering Statement

Ladies and Gentlemen:

We have acted as counsel for Life on Earth, Inc., a Delaware corporation (“LFER” or the “Company”) in a limited capacity connection with the Offering Statement on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder.  The Offering Statement relates to the issuance and sale by the Company of up to 178,571,429 shares of its common stock, $0.001 par value (the “Offering Shares”).

In that capacity, we have examined original copies, certified or otherwise identified to our satisfaction of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1.	Life on Earth, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Offering Shares covered by the Offering Statement to be sold pursuant to the terms of the Offering Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof as contemplated in the Offering Statement, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Offering Circular included in the Offering Statement.

Very truly yours,

BRUNSON CHANDLER & JONES, PLLC

/S/ BRUNSON CHANDLER & JONES, PLLC